Exhibit 2.14
     Addendum to Joint Disclosure Statement and Plans of Reorganization Filed as of June 14, 2002

                                       IN THE UNITED STATES BANKRUPTCY COURT
                                        FOR THE DISTRICT OF SOUTH CAROLINA

IN RE:                                               )    CHAPTER 11
                                                     )
UCI Medical Affiliates, Inc.,                        )    Case No. 01-11687-B
                                                     )
                                    Debtor. )
                                                     )
In re:                                               )        CHAPTER 11
)
UCI Medical Affiliates of South             )        Case No. 01-11685-B
Carolina, Inc.                                       )
                                                     )
                                    Debtor. )
                                                     )
In re:                                               )        CHAPTER 11
                                                     )
UCI Medical Affiliates of                   )         Case No. 01-11688-B
Georgia, Inc.                                        )
                                                     )
                                    Debtor. )
                                                     )
In re:                                               )        CHAPTER 11
                                                     )
Doctor's Care, P.A.                                  )     Case No. 01-11704-B
                                                     )
                                    Debtor. )
                                                     )
In re:                                               )        CHAPTER 11
                                                     )
Doctor's Care of Tennessee, P.C.            )        Case No. 01-11701-B
                                                     )
                                    Debtor. )
                                                     )
In re:                                               )        CHAPTER 11
                                                     )
Doctor's Care of Georgia, PC                )        Case No. 01-11697-B
                                                     )
                                    Debtor. )        JOINTLY ADMINISTERED
--------------------------------------------


     ADDENDUM TO JOINT DISCLOSURE STATEMENT AND PLANS OF REORGANIZATION FILED BY THE ABOVE-DEBTORS ON MAY 3 AND MAY 6, 2002, RESPECTIVELY

                                                Filed June 14, 2002
The above-captioned Debtors hereby amend the Joint Disclosure Statement and each of the six (6) separate Plans of Reorganization ("Plans") as follows:

     1. Page 26, CLASS 2 of the Joint Disclosure Statement and Page 7, CLASS 2 of the Plans are amended to read as follows:

         CLASS 2 Heller Healthcare Finance, Inc. ("Heller"). Secured, impaired. This creditor has entered into various loan documents, which include security agreements, with all six (6) Debtors. Heller holds a validly perfected lien on virtually all of the assets of the Debtors, and is a fully secured creditor. Heller has filed a secured proof of claim in the amount of $2,460,416.21. Debtor began making monthly adequate protection payments of $48,000 to Heller in December 2001, and will continue doing so on the 28th day of each month until the Debtor begins making Plan payments. In no event will the Debtor make both an adequate protection payment and a Plan payment in the same month.

Heller shall retain all existing liens against the assets of the Debtors. Heller's allowed claim will be $2,460,416.21, plus post-petition interest at the contract rate, plus Heller's reasonable attorneys' fees and out-of-pocket expenses as provided in the original loan documents, less the adequate protection payments made by the Debtors during this proceeding ("New Loan"). As of May 1, 2002, the balance of the New Loan was $2,454,990.43, and will not exceed that amount on the Effective Date of the Plan so long as Debtors continue the monthly adequate protection payments and the Effective Date of the Plan is not later than September 1, 2002.

The New Loan as determined as of the Effective Date of the Plan will be amortized over 60 months, payable monthly at a floating rate of Wall Street Journal prime rate of interest, plus 2%, with a fixed monthly payment of $48,000. The New Loan will mature on the third anniversary of the Effective Date of the confirmed Plan. The first payment will occur on the 28th day of the month following confirmation of the Plan and will continue on the 28th day of each month thereafter until the New Loan matures.

Debtors will execute amended and restated loan documents as of the Effective Date implementing the terms herein and including the same loan covenants as found in the original loan documents, modified (i) to reflect the change of the Debtors' financial condition since the original documents were executed, and
(ii) the continuation during the term of the loan of the existing cash collateral lockbox arrangement for the deposit and disbursement of collections from Debtors' accounts receivable and operations.

     2. Page 29, CLASS 16 of the Joint Disclosure Statement and Page 12, CLASS 16 of the Plans are amended to read as follows:

                  CLASS 16 Unsecured Creditors With Claims Greater Than $1,000.00. Unsecured, impaired. The aggregate amount owed to this class of creditors is approximately $3,700,000.00. The allowed amount of the claims of this class will be paid over 72 months, at 0% interest, for a monthly payment of $51,388.89 to be distributed to the creditors of this class on a pro rata basis. In the event the aggregate amount owed to this class is greater than $3,700,000.00, the proposed monthly payment will remain the same, but the term of repayment will increase. The first payment will be made on February 21, 2003, and on the 21st of each month thereafter until the allowed amount owed to these class members is paid in full.

     3. Page 3, paragraph 7 of the Plans is amended to read as follows:

     4. The Plan shall mean this Plan of Reorganization of the Debtor under Chapter 11, filed with the Court on May 3, 2002. The Effective Date of the Plan shall mean the eleventh (11th) day after the Court's order confirming the Plan is entered. Should such day fall on a Saturday, Sunday, or holiday, the Effective Date shall be the first business day thereafter.

     5. Page 15, paragraph 13.b. is amended to read as follows:

     a. William McCutchen, Jr., D.O. v. Doctor's Care of Georgia, P.C., and UCI Medical Affiliates of Georgia, Inc., pending in Richland County, South Carolina, with case no. 01-CP-40-2958. The plaintiff has filed a proof of claim in the amount of $75,018.00. Debtors will not object to this claim on the basis that it was untimely filed.

RESPECTFULLY SUBMITTED on this the 17th day of June, 2002, at Columbia, South Carolina.

                                                     ROBINSON, BARTON, MCCARTHY
                                                       & CALLOWAY, P.A.


                                            BY:     /s/ G. William McCarthy, Jr.
                                                   ----------------------------
                                                   G. William McCarthy, Jr.
                                                     District Court I.D. #2762
                                                     Nancy E. Johnson
                                                     District Court I.D. #6909
                                                     1715 Pickens Street
                                                     Post Office Box 12287
                                                 Columbia, South Carolina  29211
                                                     Tele:  (803) 256-6400

                                                     Attorneys for the Debtor